EXHIBIT 23.2

CONSENT OF MAULDIN & JENKINS, LLC

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have issued our report, dated September 17, 2004, accompanying the financial statements as of and for the period ended August 31, 2004 contained in the Registration Statement on Form SB-2 of Georgia Trust Bancshares, Inc. (the “Registration Statement”) and the Prospectus constituting a part thereof (the “Prospectus”). We consent to the use of the aforementioned report in this Registration Statement on Form SB-2 for the registration of 19,000 warrants and 19,000 shares of Georgia Trust Bancshares common stock underlying such warrants.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
January 12, 2005